FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) April 19, 1999.


                           HIGH PLAINS CORPORATION

            (Exact name of registrant as specified in its charter)

Kansas                                                               #1-8680
(State or other jurisdiction                        (Commission File Number)
of incorporation)


200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas 67202                                    Identification No.)
(Address of principal
executive offices)

                               (316) 269-4310
                       (Registrant's telephone number)

FOR IMMEDIATE RELEASE

CONTACT:  Gary R. Smith
    President and CEO
    High Plains Corporation
    (316) 269-4310

HIGH PLAINS ANNOUNCES PROFITABLE THIRD QUARTER

Wichita, Kansas - April 19, 1999 - High Plains Corporation (NASDAQ: HIPC) today reported its third consecutive quarter of profitability, recording a Third Quarter profit of $1,295,268, or $.08 per diluted share versus a net loss of $(299,425) or $(.02) per diluted share for the comparable period last year. The Company's diluted-per-share and basic-per-share earnings are the same both for the quarter and for the nine month year-to-date periods ending March 31, 1999 and 1998.

A comparison of the Company's financial results for the first three quarters of fiscal year 1999, and fiscal year 1998 is shown in the following table:


                     Three Months Ended          Nine Months Ended
                  March 31       March 31      March 31
                   1999           1998          1999          1998
Net sales and
   revenues      $23,920,820   $19,123,056   $73,086,754   $63,354,876
Net Income       $ 1,295,268   $  (299,425)  $ 1,948,171   $ 1,476,864
Diluted earnings
   per share     $       .08   $      (.02)  $       .12   $       .09
Diluted shares
   outstanding    16,014,717    16,009,802    16,012,508    16,018,715




President and Chief Executive Officer, Gary R. Smith, stated that the operational profits in our Third Quarter results "are the direct result of our ongoing efforts to improve production efficiencies at our three plants." "The efficiency improvements and low grain prices help to offset the adverse effect of continuing historically-low oil and gasoline prices," Smith continued. In addition to the profits from operations, the net income reported above included approximately $587,800 in non-recurring after tax profits from the sale of equipment.

Smith noted that recent increases in gasoline prices and projections that gasoline prices will continue to rise is favorable news for High Plains and the rest of the ethanol industry. Also, California's decision to ban MTBE as a fuel additive may provide a new, large market for fuel-grade ethanol. "While there are still significant hurdles to clear before the replacement of MTBE with ethanol becomes a California reality, recent developments suggest progress is being made in this regard," Mr. Smith concluded.

Mr. Smith points to the pre-tax Third Quarter earnings of $2.06 million as another sign of High Plains' success in growing its markets. The Company recently announced strategic changes in the marketing of its dried distiller's grain (DDG) and industrial beverage products, and has recently completed an agreement to capture and market its carbon dioxide byproduct from its Colwich, KS plant. These developments, along with the existing carbon dioxide recovery and marketing efforts at the Company's York, Nebraska plant provide significant revenue streams for High Plains.

The Company recorded net cash provided by operating activities of $1.28 million for the Third Quarter. Depreciation and capital expenditures were $0.97 million and $0.59 million, respectively, for the quarter. Total debt outstanding, including capital lease obligations, at the end of the Third Quarter was $19.53 million with long term debt, including capital lease obligations, consisting of $10.16 million of the $19.53 million. Interest expense was $0.4 million for the quarter ended March 31, 1999.

A conference call will be held by High Plains on Tuesday, April 20, 1999, at 10:00 AM Central Daylight Time to discuss these issues and other matters relevant to the performance of the Company. Individuals interested in participating in the call should dial 800-905-0392 approximately fifteen minutes prior to the starting time, and ask for Conference Call ID#D748.

Based in Wichita, Kansas, High Plains Corporation is among the Nation's largest producers of ethanol. The company operates production facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.



This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, risks of fluctuations in feedstock commodity prices, changes in market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors are contained in the Company's Security and Exchange Commission filings, including its annual 10K, Proxy Statement, and quarterly 10Q filings, copies of which are available from the company without charge.